STOCK TENDER AGREEMENT

      STOCK TENDER AGREEMENT (this “Agreement”), dated as of August 2, 2003, by and among Ascential Software Corporation, a Delaware corporation (“Parent”), Greek Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and each of Ernest E. Keet, Roy C. King, Constance F. Galley, James P. Schadt, Dennis G. Sisco, Mark C. Stevens, Michael E. Lehman, Kenneth J. Hall, David S. Linthicum, Mark W. Register, Thracy P.Varvoglis, Jill M. Donohoe, Michael J. Collins, David L. Goret, Ronald R. Smith and Greg O’Brien (each a “Stockholder and collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.

      WHEREAS, each Stockholder Beneficially Owns (without regard to any Shares issuable upon exercise of options to purchase Shares which are deemed Beneficially Owned by such Stockholder) that number of shares of the common stock, par value $.01 per share, of Mercator Software, Inc., a Delaware corporation (the “Company”) (such shares, together with any associated preferred stock or other rights issued pursuant to the Rights Agreement, dated as of September 2, 1998, by and between the Company and The Bank of New York, as Rights Agent, as amended by the Amendment to Rights Agreement, dated as of January 8, 2003 and the Second Amendment to the Rights Agreement dated as of August 2, 2003, by and between the Company and the Bank of New York, as Rights Agent, are hereinafter referred to as “Shares”), set forth opposite such Stockholder’s name on column (1) of Appendix A hereto (such Shares, together with any Shares acquired or otherwise Beneficially Owned by the Stockholders after the date hereof and prior to the consummation or termination of the Offer (as hereinafter defined), upon exercise of options or otherwise, being referred to herein as the “Individual Shares”); and

      WHEREAS, simultaneously with the execution of this Agreement, Parent, Sub and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) pursuant to which, among other things, Sub is agreeing to make a cash tender offer (as such tender offer may hereafter be amended from time to time, the “Offer”) to purchase all of the issued and outstanding Shares; and

      WHEREAS, as an inducement and a condition to their willingness to enter into the Merger Agreement and incur the obligations set forth therein, the Stockholders have agreed to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Beneficially Own” or “Beneficial Ownership” shall mean, with respect to any securities, having “beneficial ownership” of such securities, as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Encumbrances” shall mean, with respect to any securities, liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a holder of such securities.

“Option Expiration Date” shall mean the date the Merger Agreement terminates in accordance with Article VII thereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, limited liability company, business trust, joint stock company, unincorporated organization or other entity.

“Transfer” shall mean, with respect to any securities, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such securities or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and the entering into of any option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Restrictions.

(a) Until the termination of this Agreement in accordance with its terms, each Stockholder agrees that such Stockholder shall not directly or indirectly, (i) except as otherwise provided in this Agreement, Transfer any of such Stockholder’s Individual Shares to any Person, grant any proxies or powers of attorney or enter into a voting agreement, understanding or arrangement with respect to such Stockholder’s Individual Shares, or (ii) take any action that would (A) make any representation or warranty of the Stockholder contained herein untrue or incorrect or (B) result in a breach by such Stockholder of any of its obligations under this Agreement.

(b) Legend. Each Stockholder severally agrees to surrender to the Company, or to the transfer agent for the Company, certificates or other instruments evidencing Shares held by such Stockholder, and shall cause the Company or the transfer agent for the Company to place the following legend on any and all certificates or other instruments evidencing such Stockholder’s Individual Shares:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCK TENDER AGREEMENT, DATED AS OF AUGUST 2, 2003, BY AND AMONG ASCENTIAL SOFTWARE CORPORATION AND THE OTHER PARTIES NAMED THEREIN. ANY TRANSFER OF SUCH SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

3. Tender of Shares. Each Stockholder hereby agrees to validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, promptly after Sub commences the Offer (but in no event later than five business days after the date of such commencement or, with respect to Shares acquired by such Stockholder after the date of this Agreement upon exercise of options or otherwise, no later than two business days after the date of such acquisition), all of such Stockholder’s Individual Shares and to not withdraw such Individual Shares unless the Merger Agreement shall be validly terminated in accordance with Article VII thereof.

4. No Solicitation of Competing Transaction. Prior to the termination of the Merger Agreement, each Stockholder agrees not to (and shall use its reasonable best efforts to cause its respective representatives and agents not to), directly or indirectly, (a) solicit, initiate or encourage the submission of any Alternative Proposal (as defined in the Merger Agreement), (b) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the board of directors of the Company, or any such committee thereof, of the Merger Agreement, the Offer or the Merger, (c) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (d) approve or recommend, or propose to approve or recommend, any Alternative Proposal; provided, however, that the provisions of this Section 4 shall not restrict such Stockholder in his or her capacity as a director or executive officer of the Company from taking actions by or on behalf of the Company that are permitted to be taken by or on behalf of the Company in accordance with the provisions of Section 5.5 of the Merger Agreement.

5. Voting of Shares; Proxy.

(a) Prior to the termination of the Merger Agreement, at any meeting (whether annual or special) or adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, each Stockholder, solely in his or her capacity as a Stockholder of the Company, shall vote (or cause to be voted) all of such

Stockholder’s Individual Shares that are outstanding: (i) in favor of approval and adoption of the Merger Agreement and this Agreement and in favor of the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders under this Agreement or (B) impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger or any other transaction contemplated by the Merger Agreement or this Agreement and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Offer, the Merger and any other transaction contemplated by the Merger Agreement and this Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (as defined in the Merger Agreement), including any transaction contemplated by an Alternative Proposal, (B) any sale, lease or transfer of a material amount of the assets or business of the Company or its Subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its Subsidiaries, (C) any material change in the present capitalization of the Company or any of its Subsidiaries or any amendment of the Certificate of Incorporation or the By-Laws of the Company, (D) any other material change in the Company’s corporate structure or business and (E) any other action that is intended or could reasonably be likely to impede, interfere with, delay, postpone, discourage or materially adversely affect the Offer, the Merger, any other transaction contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Each Stockholder agrees that such Stockholder will not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 5.

(b) IRREVOCABLE PROXY. EACH STOCKHOLDER HEREBY APPOINTS PETER FIORE, SCOTT SEMEL AND ROBERT MCBRIDE IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF SUB, AND ANY OTHER DESIGNEE OF SUB, AND EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE INDIVIDUAL SHARES OF SUCH STOCKHOLDER AS INDICATED IN SECTION 5(a) ABOVE. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SHARES OF SUCH STOCKHOLDER. IF FOR ANY REASON THE PROXY GRANTED HEREIN IS NOT IRREVOCABLE, THEN EACH STOCKHOLDER AGREES TO VOTE SUCH STOCKHOLDER’S INDIVIDUAL SHARES IN ACCORDANCE WITH SECTION 5(a) ABOVE AS INSTRUCTED BY SUB IN WRITING.

6. Waiver of Appraisal or Dissenting Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger under the Delaware General Corporation Law.

7. Waiver of Claims. Each Stockholder hereby waives and relinquishes any claims, actions, recourse or other rights of any nature which the Stockholder may have against the Company, Parent or Sub which arises out of or relates to such Stockholder’s ownership of the Individual Shares, his or her status as a stockholder of the Company, the conduct of the business of the Company or the authorization, execution and delivery of the Merger Agreement or this Agreement or the consummation of the transactions contemplated thereby or hereby, including the Offer and the Merger; provided, however, that the provisions of this Section 7 shall not extend to the obligations of Parent and Sub pursuant to this Agreement or the Merger Agreement.

8. Option.

(a) Each Stockholder hereby irrevocably grants Parent an option (the “Option”), exercisable only upon the events and subject to the conditions set forth herein, to purchase any or all of such Stockholder’s Individual Shares at a purchase price per share equal to $3.00 (or such higher per share price as may be offered by Sub in the Offer).

(b) Subject to the conditions to the Offer and Sub’s obligation to purchase tendered Shares, each as set forth in the Merger Agreement, and the termination provisions of Section 12 hereof, Parent may exercise the Option in whole or in part at any time prior to the Option Expiration Date if the Stockholder fails to comply with any of its obligations under this Agreement, or the Stockholder withdraws the tender of the Individual Shares (but the Option shall not limit any other right or remedy available to Parent or Sub against such Stockholder for breach of this Agreement).

Upon the occurrence of any of such circumstances, Parent shall be entitled to exercise the Option and purchase such Stockholder’s Individual Shares, and the Stockholder shall sell such Individual Shares to Parent. Parent shall exercise the Option by delivering written notice of such exercise to the Stockholder (the “Notice”), specifying the number of Individual Shares to be purchased and the date, time and place for the closing of such purchase, which date shall not be less than three business days nor more than five business days from the date the Stockholder received the Notice and in no event shall such date be later than the Option Expiration Date. The closing of the purchase of Individual Shares pursuant to this Section 8(b) (the “Closing”) shall take place on the date, at the time and at the place specified in such Notice; provided, that if at such date any of the Tender Offer Conditions and Sub’s obligation to purchase tendered Shares shall not have been satisfied (or waived), Parent may postpone the Closing until a date within five business days after such conditions are satisfied or waived (but not later than the Option Expiration Date). Upon the request of Parent, each Stockholder shall promptly take, or cause to be taken, all action required to effect all necessary filings by such Stockholder under applicable law and shall cooperate with Parent with respect to the filing obligations of Parent and Sub, in each case as may be required in connection with the Closing.

(c) At the Closing, each Stockholder will deliver to Parent (i) a certificate, dated the date of the Closing, certifying that the representations and warranties of such Stockholder in Section 10 are true and correct as of the date of the Closing and (ii) in accordance with Parent’s instructions, the certificates representing the Individual Shares and being purchased pursuant to Section 8(a), duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, Parent shall deliver to each Stockholder, by bank wire transfer of immediately available funds, an amount equal to the number of such Stockholder’s Individual Shares being purchased as specified in the Notice multiplied by $3.00 (or such higher per share price as may be offered by Sub in the Offer).

9. No Purchase. Parent and Sub may allow the Offer to expire without accepting for payment or paying for any Individual Shares, on the terms and conditions set forth in the Offer to Purchase (as defined in the Merger Agreement), and may allow the Option to expire without exercising the Option and purchasing all or any Individual Shares pursuant to such exercise. If all Individual Shares validly tendered and not withdrawn are not accepted for payment and paid for in accordance with the terms of the Offer to Purchase or pursuant to the exercise of the Option, they shall be returned to the Stockholders, whereupon they shall continue to be held by the Stockholders subject to the terms and conditions of this Agreement.

10. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent and Sub as follows:

(a) Except as noted in Appendix A, such Stockholder is the record holder of the Individual Shares set forth in column (1) of Appendix A and Beneficially Owns such Individual Shares, free and clear of any claims and Encumbrances, other than Encumbrances pursuant to this Agreement, and the transfer of such Stockholder’s Individual Shares hereunder will effectively vest in Sub valid and marketable title to such Shareholder’s Individual Shares pursuant to and as contemplated by this Agreement free and clear of any Encumbrances, other than Encumbrances pursuant to this Agreement.

(b) This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

(c) This Agreement covers all of such Stockholder’s Individual Shares except for options to purchase Shares which were granted by the Company to the Stockholder (provided, however, that any Shares acquired by such Stockholder upon exercise of any such options after the date hereof and prior to the termination of the Merger Agreement in accordance with Article VII thereof are covered by this Agreement). As of the date hereof, such Stockholder Beneficially Owns the number of Shares set forth on column (1) and options to purchase Shares set forth on column (2), respectively, of Appendix A.

(d) This Agreement and the execution and delivery hereof by such Stockholder does not, and consummation of the transactions contemplated hereby will not, (i) result in a violation of or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instruments or obligations to which such Stockholder is a party or by which any of its property or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

11. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to each Stockholder as follows:

(a) Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby are within Parent and Sub’s corporate powers and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Stockholders, this Agreement constitutes a valid and binding agreement of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

12. Termination. This Agreement shall terminate on the earlier of (i) the Effective Time, (ii) the purchase by Sub of the Individual Shares pursuant to the Offer or (iii) the Option Expiration Date. The provisions of Sections 7, 10 and 11 hereof shall survive the termination of this Agreement.

13. Further Assurances. Each Stockholder shall, upon request of Parent or Sub, and at Parent’s sole cost and expense execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Sub to be necessary or desirable to carry out the provisions hereof, including without limitation, to effectuate the intent of the proxy granted pursuant to Section 5(b).

14. Specific Performance. The parties hereto acknowledge and agree that if any Stockholder fails to perform his or her obligations under or otherwise breaches this Agreement, Parent and Sub would not have an adequate remedy at law and would be irreparably harmed and that the damages therefor would be difficult to determine. It is accordingly agreed that Parent and Sub shall be entitled to injunctive relief to prevent breaches of this Agreement by any Stockholder and to specifically enforce the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

15. Notices. Any notice, request , instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, to the party at the following addresses (or such other addresses for a party as shall be specified by like notice):

(a)	If to Parent or Sub, to:

Ascential Software Corporation
50 Washington St.
Westborough, MA 01581
Attention: General Counsel
Facsimile: (508) 389-8711

               with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street
Boston, Massachusetts 02108
Attention: Louis A. Goodman, Esq.
Telephone No: (617) 573-4800
Facsimile No: (617) 573-4822

           (b) If to the Stockholders, to the respective addresses set forth on Schedule A hereto.

16. Binding Effect; Benefit; Assignment.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

17. Amendments. This Agreement may not be modified, amended altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

18. Governing Law; Venue. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law that would require application of any other law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

20. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

21. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supercedes all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings, oral and written, with respect thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first above written.

ASCENTIAL SOFTWARE CORPORATION

By:	/s/ PETER GYENES

Name: Peter Gyenes
Title: Chairman and Chief Executive Officer

GREEK ACQUISITION CORPORATION

By:	/s/ PETER FIORE

Name: Peter Fiore
Title: President

STOCKHOLDERS:

/s/ ERNEST E. KEET

Ernest E. Keet

/s/ ROY C. KING

Roy C. King

/s/ CONSTANCE F. GALLEY

Constance F. Galley

/s/ JAMES P. SCHADT

James P. Schadt

/s/ DENNIS G. SISCO

Dennis G. Sisco

/s/ MARK C. STEVENS

Mark C. Stevens

Michael E. Lehman

/s/ KENNETH J. HALL

Kenneth J. Hall

/s/ DAVID S. LINTHICUM

David S. Linthicum

/s/ MARK W. REGISTER

Mark W. Register

/s/ THRACY P. VARVOGLIS

Thracy P. Varvoglis

/s/ JILL M. DONOHOE

Jill M. Donohoe

/s/ MICHAEL J. COLLINS

Michael J. Collins

/s/ DAVID L. GORET

David L. Goret

/s/ RONALD R. SMITH

Ronald R. Smith

/s/ GREG O’BRIEN

Greg O’Brien

APPENDIX A

SHARES OWNED BY THE STOCKHOLDERS

	Column (1)		Column (2)

	Number of Shares of		Number of Options to
	Common Stock		Purchase Common
Name	Beneficially Owned		Share(a)

Ernest E. Keet	1,318,867	(b)	98,000
Roy C. King	88,027		978,124
Constance F. Galley	523,804	(c)	432,500
James P. Schadt	54,957	(d)	543,500
Dennis G. Sisco	15,000		95,000
Mark C. Stevens	500	(e)	61,750
Michael E. Lehman	20,000		17,500
Kenneth J. Hall	31,922		421,126
David S. Linthicum	14,227		357,803
Mark W. Register	15,093		247,185
Thracy P. Varvoglis	10,000		70,699
Jill M. Donohoe	—		222,649
Michael J. Collins	—		56,284
David L. Goret	—		54,530
Ronald R. Smith	4,016		95,624
Greg O’Brien	11,293		50,154

(a)	Includes Shares issuable upon exercise of options that may be exercised within 60 days of August 1, 2003.

(b)	Consists of 284,884 Shares held of record by the Ernest E. & Nancy R. Keet Foundation, 413,761 Shares held of record by the Ernest E. Keet Grantor Retained Annuity Trust, 499,136 Shares held of record by the Ernest E. & Nancy R. Keet Family Trust and 121,086 Shares held of record by Mr. Keet. Excludes 250,000 shares held of record by Vanguard Atlantic Ltd.

(c)	Consists of 523,804 Shares stock held of record by Ms. Galley. Excludes 7,000 Shares held of record Ms. Galley’s husband, Richard Galley.

(d)	Consists of 47,957 Shares held of record by Mr. Schadt and 7,000 Shares held of record by Mr. Schadt’s wife, Barbara Schadt.

(e)	Consists of 500 Shares held of record by The Stevens-Murphy Living Trust, of which Mr. Stevens and his wife are Trustees.

Appendix A—Page 1

SCHEDULE A

ADDRESSES FOR STOCKHOLDERS

Ernest E. Keet

Moir Road, Box 1199
Saranac Lake, NY 12983

Roy Chauncey King

19 Ridge Lane
Wilton, CT 06897

Constance F. Galley

23 Burritts Landing South
Westport, CT 06880

James P. Schadt

17 Owenoke Park
Westport, CT 06880

Dennis G. Sisco

5 Storm Ridge Road
Newtown, CT 06470

Mark C. Stevens

13750 Harleigh Court
Saratoga, CA 95070

Michael E. Lehman

19123 Via Tesoro Court
Saratoga, CA 95070

Kenneth J. Hall

22 Normandy Lane
Riverside, CT 06878

David S. Linthicum

14102 Sorrel Chase Court
Centerville, VA 20121

Mark W. Register

8 Maplegrove Avenue
Westoport, CT 06880

Thracy P. Varvoglis

195 Goodhill Road
Weston, CT 06883

Jill Donohoe

26 Hansen Street
No. 1
Boston, MA 02118

Michael J. Collins

11537 Tralee Drive
Great Falls, VA 22066

David L. Goret

116 Sand Spring Road
New Vernon, NJ 07976

Ronald R. Smith

2116 SW 13th Place
Boynton Beach, FL 33426

Greg O’Brien

103 Secret Hollow Road
Monroe, CT 06468

Appendix A—Page 2